Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES PROPOSED

PRIVATE OFFERING OF SENIOR NOTES

Oklahoma City, Oklahoma – July 18, 2013 – LSB Industries, Inc. (NYSE: LXU) (“LSB”) today announced that it intends to offer, subject to market and other conditions, $400 million in aggregate principal amount of senior unsecured notes due 2021 (the “Notes”) for sale in a private placement to eligible purchasers.

LSB intends to use the net proceeds from this offering to (a) repay the $67.2 million unpaid principal balance and the prepayment penalty of its secured term loan, plus all accrued and unpaid interest due thereon; and (b) for general corporate purposes, which LSB expects to include, among other things, the construction of an ammonia plant, nitric acid plant, and concentrator at its chemical facility in El Dorado, Arkansas; improvement of reliability, mechanical integrity, and safety at all of its chemical facilities; and the development of its acquired natural gas leaseholds during the next three years. Pending application of proceeds in accordance with clause (b), the net proceeds of this offering will be invested in investments with highly rated money market funds, U.S. government securities, treasury bills and/or short-term commercial paper.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes and the guarantees thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes are expected to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. This press release is being issued in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

Certain matters contained in this press release include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this press release, including regarding the offering of the Notes and the expected use of proceeds from such offering, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, (i) LSB’s business plans may change as circumstances warrant and the offering of the Notes may not ultimately be completed because of general market conditions or other factors or (ii) any of the factors discussed from time to time in each of our documents and reports filed with the Securities Exchange Commission.

###

2